EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS FOURTH QUARTER AND YEAR END
RESULTS

ATLANTA, Georgia, March 28, 2006 - Atlantic American Corporation (Nasdaq- AAME) today announced a loss for the year ended December 31, 2005 of $3.2 million, or $0.21 per diluted share, as compared to net income of $5.0 million, or $0.18 per diluted share, for the year ended December 31, 2004. Total revenue for 2005 was $185.1 million, a 2.6% decline from 2004 total revenue of $190.1 million. Premiums during 2005 increased $6.7 million, or 3.9%, to $177.6 million from 2004 premiums of $170.9 million. Premium increases were attributable to new business opportunities primarily in the Company’s property and casualty operations. During the fourth quarter ended December 31, 2005, the Company reported a net loss of $4.1 million, or $0.21 per diluted share, compared to net income of $0.6 million, or $0.01 per diluted share, during the same period in 2004. For the fourth quarter ended December 31, 2005, total revenue decreased 21.0% to $36.8 million from $46.6 million for the fourth quarter of 2004. Premiums for the fourth quarter of 2005 increased nominally to $42.6 million compared to $42.3 million for the fourth quarter of 2004. The significant loss in the quarter and year ended December 31, 2005 and the declines in revenue for the quarter and year ended December 31, 2005 were attributable to a $10.7 million impairment charge which the Company recorded to reflect the write down of the value of its automotive sector investment holdings. Excluding consideration of realized investment gains (losses), pre-tax operating earnings for the year ended December 31, 2005 were $2.9 million, a 41.0% increase over 2004 pre-tax operating earnings of $2.1 million. Pre-tax operating earnings for the quarter ended December 31, 2005 were $3.3 million which was approximately 3 times that of the comparable quarter in 2004.

Commenting on the quarter and year, Hilton H. Howell, Jr., president and chief executive officer, stated, “The fourth quarter write down of the value of our holdings in General Motors, General Motors Acceptance Corp. and Ford Motor Credit was not only significant but disappointing. We believe that ultimately some portion of these holdings, particularly those of General Motors Acceptance Corp. will rebound in value. Nevertheless, our fundamental business operations improved significantly in the fourth quarter of 2005 from prior periods and reflect the hard work of many people in resolving issues, primarily in our regional property casualty operations. Additionally, the first two months of 2006 are off to a promising beginning and we look forward to improved results in future periods.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, Association Risk Management General Agency, Association Casualty Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
(404) 266-5501

Atlantic American Corporation
Financial Data
As of December 31, 2005

	Three months ended Dec. 31,		Year ended Dec. 31,
(Unaudited; In thousands, except per share data)	2005	2004	2005	2004
Insurance premiums	$ 42,565	$ 42,318	$ 177,593	$ 170,860
Investment income	4,445	4,002	16,685	15,860
Realized investment gains (losses), net	(10,675)	(242)	(10,456)	2,199
Other income	502	557	1,263	1,183
Total revenue	36,837	46,635	185,085	190,102
Insurance benefits and losses incurred	24,566	28,240	115,676	113,077
Commissions and underwriting expenses	15,174	13,453	58,376	56,089
Interest expense	1,003	740	3,611	3,071
Other	3,456	3,284	14,887	13,544
Total benefits and expenses	44,199	45,717	192,550	185,781
Income (loss) before income taxes	(7,362)	918	(7,465)	4,321
Income tax expense (benefit)	(3,215)	354	(4,290)	(696)
Net income (loss)	$ (4,147)	$ 564	$ (3,175)	$ 5,017
Net income (loss) per common share:
Basic	$ (0.21)	$ 0.01	$ (0.21)	$ 0.18
Diluted	$ (0.21)	$ 0.01	$ (0.21)	$ 0.18

Selected Balance Sheet Data	December 31, 2005	December 31, 2004
Total investments	$ 276,968	$ 279,035
Total assets	460,417	470,511
Insurance reserves and policy funds	286,351	292,287
Debt	51,488	53,238
Total shareholders' equity	80,453	88,960
Book value per common share	3.14	3.56